Exhibit 99.1

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS JOHN L. AUERBACH AND LINDSAY N. HYDE TO BOARD OF

DIRECTORS, AND ANNOUNCES CORPORATE NAME CHANGE

ROCHESTER, N.Y. – August 21, 2017 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the appointment of John L. Auerbach and Lindsay N. Hyde to its Board of Directors, effective August 15, 2017.

John L. Auerbach, 39, brings extensive knowledge and operational experience in digital marketing and eCommerce to Monro, having served in a number of leadership and advisory roles for retail and eCommerce companies. Mr. Auerbach is the Founder and Chairman of Eloquii, a digitally-native direct to consumer women’s fashion brand. For the past five years, he has also been a partner of Auerbach Advisers, a digital advisory firm focused on retail clients. Mr. Auerbach previously served as the Senior Vice President of Digital & Global eCommerce of Kate Spade & Company. In addition, from 2012 to 2016, Mr. Auerbach was the International Managing Director of Digital & eCommerce Initiatives at Christie’s Inc., where he was responsible for launching the company’s eCommerce business globally. Prior to joining Christie’s, Mr. Auerbach served as a member of the founding team of Gilt Groupe and the President of Gilt’s men’s business. Mr. Auerbach holds a B.A. from Duke University and an M.B.A from the Columbia Business School.

Lindsay N. Hyde, 35, brings significant experience in service delivery, an entrepreneurial approach and strong commitment to community engagement to Monro. She is the Founder and Chief Executive Officer of Baroo, a provider of pet-related amenities in multifamily communities in large urban markets across the U.S. Prior to founding Baroo, she was the Founder of Strong Women, Strong Girls, a nationally recognized mentoring organization, serving as Executive Director from 2004 to 2012. Ms. Hyde has also served as an Elected Director of the Harvard Alumni Association and as a director of Coca-Cola Scholars Alumni Foundation, and currently serves as a Global Shaper with the World Economic Forum. Ms. Hyde holds a B.A. from Harvard University and an M.B.A from the Harvard Business School.

Both Mr. Auerbach and Ms. Hyde were appointed to the Company’s Board of Directors as Class 1 Directors, all of whom will be up for re-election by the Company’s shareholders at the next annual meeting in August 2018. In addition, Mr. Auerbach and Ms. Hyde were both determined by the Company’s Board of Directors to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

Robert Mellor, the Company’s Independent Chairman, stated, “We are pleased to have John and Lindsay join our Board of Directors. With John’s digital marketing and eCommerce expertise and Lindsay’s recognized expertise in service delivery, their experience and insights will be invaluable in guiding our Company as we continue to execute on our long-term strategy and capitalize on the opportunities we see in the marketplace.”

In addition, at this year’s annual meeting of shareholders, held on August 15, 2017, shareholders approved the proposal to change the Company’s name from Monro Muffler Brake, Inc. to Monro, Inc. effective immediately. The name change represents a milestone in the

Company’s history, as Monro celebrates its 60th anniversary and crossed the $1 billion sales mark for the first time this year. This change reflects the evolution of Monro’s business model to providing a full range of high quality automotive services and repairs, as well as tires to a broad range of customers. The name change will apply to its corporate entity only and will not affect any of the Company’s store brand names.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,140 Company-operated stores, 106 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of new construction stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

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